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AT THE COMPANY                               FINANCIAL RELATIONS BOARD
Kenneth W. McVey                             Doug DeLieto        Brian Gill
President & Chief Executive Officer          (general info.)     (analyst info.)
USA: (703) 803-3260                                   (212) 661-8030
Ireland: 01.6760984

FOR IMMEDIATE RELEASE
SEPTEMBER 3, 1997


                  FUISZ TECHNOLOGIES LTD. ANNOUNCES CLOSING OF
                      CLONMEL HEALTHCARE LTD. ACQUISITION

Chantilly, VA, September 3, 1997 -- Fuisz Technologies Ltd. (Nasdaq: FUSE), today announced that it has completed the acquisition of Clonmel Healthcare Ltd., the leading private manufacturer of pharmaceutical products in the Republic of Ireland.

Clonmel Healthcare Ltd. manufactures a range of prescription (Rx) and over the counter (OTC) products which are marketed by its own sales force in Ireland and by partners in Europe, Asia and USA. For the twelve months ended June 30, 1997, Clonmel's revenues were IRpound sterling 12.91 million (US$19.4 million) and its operating profit was IRpound sterling 1.08 million (US$1.62 million). Net assets as of June 30, 1997 were IRpound sterling 5.94 million (US$8.9 million).

As previously announced, Daniel Tierney, Chairman and Chief Executive Officer
(CEO) of the Cross Group has joined the Board of Directors of Fuisz as a non-executive director and Donal Tierney, a Director of the Cross Group, has joined Fuisz as CEO of Clonmel Healthcare Ltd.

Kenneth W. McVey, President and CEO of Fuisz, said, "I am delighted that this acquisition has been completed so quickly and smoothly since it represents such an important step in our overall strategy to establish the manufacturing capabilities necessary to supply our increasing clientele for Fuisz products both in Europe and the USA. In addition, a number of Fuisz products nearing completion for marketing can now be marketed through Clonmel Healthcare in Ireland as well as being manufactured and supplied to our own pharmaceutical outlets and partners being established in major EU countries."

Fuisz Technologies Ltd. is engaged in the development and commercialization of a wide range of drug delivery and food applications, with facilities in Chantilly, Virginia and Dublin, Ireland.
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    FOR MORE INFORMATION ON FUISZ TECHNOLOGIES LTD., VIA FAX AT NO CHARGE,
              PLEASE DIAL 1-800-PRO-INFO AND ENTER TICKER FUSE.

                                   #   #   #

This news release contains forward-looking statements that involve risks and uncertainties. The actual future results of Fuisz Technologies, Ltd. may differ materially due to a number of factors including, but not limited to, dependence on collaborative partners, risk of manufacturing scale-up, delays in introductions of new products or enhancements, size and timing of individual orders, rapid technological changes, market acceptance of new products and competition. These and other factors are more fully discussed in the Company's annual report on Form 10-K in the section captioned "Management Discussion and Analysis of Financial Condition and Results of Operations."